PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS SUPPLEMENT DATED JUNE 3, 2004)        REGISTRATION NO. 333-114774


                            BRANDPARTNERS GROUP, INC.
                20,782,923 SHARES OF COMMON STOCK $.01 PAR VALUE

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      This prospectus supplement supplements the prospectus supplement dated
June 3, 2004 and the prospectus dated May 20, 2004 relating to the resale by certain of our security holders of shares of our common stock and shares of our common stock issuable upon exercise of certain options or warrants. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus and amendments thereto, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and prior amendments thereto.

      The information appearing under the heading "Changes in and Disagreements with Accountants" in the prospectus is hereby amended by the addition or substitution, as applicable, of the following.

         On October 20, 2004, the Registrant's (the "Company") certified accountants, Goldstein and Morris Certified Public Accountants, P.C. ("Goldstein and Morris") resigned as they no longer had the resources and personnel available to service the Company's needs as a public company.

      Goldstein and Morris was previously appointed as the Company's certifying accountants on February 18, 2004, and had audited the Company's consolidated balance sheets as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders equity (deficit) and cash flows for the years ended December 31, 2003, 2002 and 2001. Goldstein and Morris' reports on the financial statements of the Company for its fiscal years ended December 31, 2003 and 2002 did not contain an adverse opinion or a disclaimer of opinion nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

      During the period in which Goldstein and Morris audited the Company's financial statements and the interim period in which Goldstein and Morris served as the Company's certifying accountants, there were no disagreement(s) with Goldstein and Morris on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Goldstein and Morris, would have caused Goldstein and Morris to make reference to the subject matter of such disagreement(s) in connection with its audit report. In addition, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

      On November 2, 2004, upon recommendation of the Company's audit committee, the Board of Directors engaged Michael F. Albanese, CPA ("Albanese") to audit the consolidated financial statements of the Company. During the Company's two most recent fiscal years and through November 2, 2004, the Company has not consulted with Albanese regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the
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type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K.

      INVESTING IN THESE SECURITIES INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF COMMON STOCK.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


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           The date of this prospectus supplement is December 23, 2004